UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                              FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2001

                  LONDON SOFTWARE INDUSTRIES INC.
        ----------------------------------------------------
       (Exact name of registrant as specified in its charter)


        DELAWARE                            13-4047693
        --------                           ------------
(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

52-30 Pacific Concourse Drive
Suite 350
Los Angeles, California                       90045
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(Address of principal executive offices)    (Zip Code)


Registrant's telephone number              310-643-4467
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Item 2.  Acquisition or Disposition of Assets

On March 16, 2001, the Company entered into an Acquisition
Agreement with ICM Resource Limited, a company incorporated under the laws of the United Kingdom, (hereinafter "ICM Resource") to acquire all of the outstanding shares of common stock of ICM
Resource.

The acquisition was consummated by the execution of an Acquisition Agreement dated March 16, 2001. The shares acquired by the Company represented one hundred (100%) percent of all of ICM Resource's then currently issued and outstanding common stock. The aggregate purchase price paid by the Company for the ICM Resource common shares was 13,500,000 post reverse split shares of the company. These shares will be issued to the sellers of the ICM Resources shares subsequent to a 4 to 1 reverse split of the voting common stock by the Company of its voting common stock. The transaction has been ratified and approved by the shareholders of London Software and ICM Resource Limited.

There was no material relationship between the Company and ICM Resource prior to the acquisition by the company of the ICM Resource shares. Subsequent to the closing of the transaction, control of the company shall pass to the shareholders of ICM. The name of the company shall be changed to ICM Resource Inc., and the company shall thereafter proceed to adopt the business plan of ICM Resource as its own.

ICM Resource is a facilities management company which provides a print management solution to companies who wish to outsource the procurement and management or their print and print related items. Its services include design management, reprographics, paper management, print management and distribution. ICM also seeks to enhance its services to integrate print media with digital formats and to add Digital Content Management and Digital Asset Management to handle the delivery of print communications and media through digital transmissions.




SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: April 26, 2001


London Software Industries, Inc.
--------------------------------
(Registrant)

/s/ Alan Bowen
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President